Exhibit 99.1

Atlantic Capital Bancshares announces new

Executive Vice President and Chief Financial Officer

Patrick T. Oakes joins Atlantic Capital from Square 1

ATLANTA, October 8, 2015 – Atlantic Capital Bancshares, Inc. (“Atlantic Capital”) has hired Patrick T. Oakes as Executive Vice President and Chief Financial Officer of Atlantic Capital and its wholly owned subsidiary, Atlantic Capital Bank. Oakes has more than 23 years in banking, finance and capital markets.

“Patrick has extensive experience in senior financial roles at publicly held banking companies. That experience will enhance our ability to become a top performing regional banking company,” said Doug Williams, President and Chief Executive Officer of the holding company and the bank. “We’re excited to have him join our team and help lead us forward.”

Oakes served as CFO at Square 1 Financial, Inc., Durham, North Carolina from 2012 until 2015. He previously was Executive Vice President and Chief Financial Officer of Encore Bancshares, Inc., Houston, Texas and was Senior Vice President and Treasurer for Sterling Bancshares, Inc., Houston, Texas. A Chartered Financial Analyst, he earned a Masters in Business Administration from Richmond, The American International University in London; and an undergraduate degree in Electrical Engineering Technology from Texas A&M University.

At Atlantic Capital Oakes succeeds Carol Tiarsmith who has resigned to pursue a new professional opportunity. Tiarsmith served as Atlantic Capital’s Chief Financial Officer since its inception in 2007. “Carol’s contribution to Atlantic Capital’s success has been considerable,” according to Williams. “She has built a finance organization capable of sustaining steady growth and increased operational complexity. We are grateful for her good work and wish her the very best in the years ahead.”

About Atlantic Capital

Atlanta-based Atlantic Capital has $1.3 billion in assets and serves privately held small and mid-size companies, not-for-profits, and developers of industrial, office, multi-family and retail commercial properties. Founded in 2007, the company is headquartered at 3280 Peachtree Road, Atlanta, Georgia.

Contact:

Corporate Communications

Email: anita.hill@atlcapbank.com

Phone: 404.995.6050

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